                        HARTFORD, CONNECTICUT 06104-2999
                           (A STOCK INSURANCE COMPANY)
                                 (THE "COMPANY")

                       INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                        TELEPHONE NUMBER: 1-800-243-5433

We will pay the Death Proceeds to the Beneficiary if the Insured dies while this Policy is in force. Payment will be made after We receive Due Proof of Death of the Insured, at Our Individual Life Operations facility in St. Paul, Minnesota.

Signed for the Company

     /s/ Christine Hayer Repasy                   /s/ Thomas M. Marra

     CHRISTINE HAYER REPASY, SECRETARY            THOMAS M. MARRA, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                             RIGHT TO EXAMINE POLICY
WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE AGENT FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. IN SUCH AN EVENT, THE POLICY WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF (A) AND (B) WHERE:

        (A) IS THE TOTAL PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS; AND
        (B) IS THE SUM OF: i) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE
                                 DATE THE RETURNED POLICY IS RECEIVED BY US OR THE AGENT FROM WHOM IT WAS PURCHASED; AND,
                           ii) ANY POLICY CHARGES TAKEN.

YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU GET YOUR POLICY AND ENDS TEN DAYS AFTER YOU RECEIVE IT.

                   DEATH PROCEEDS PAYABLE AT DEATH OF INSURED
                            ADJUSTABLE DEATH BENEFIT
                       PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                                NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE DEATH BENEFIT OPTION AND THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

                                FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY


                                                               PRINTED IN U.S.A.

                                TABLE OF CONTENTS

                                                                             PAGE
          Policy Specifications                                                3

          Definitions                                                          5

          Death Benefit                                                        7

          Increases and Decreases in Face Amount                              10

          Premiums                                                            11

          Valuation Provisions                                                12

          Account Value, Cash Value
            and Cash Surrender Value                                          13

          Transfers                                                           14

          Monthly Deduction                                                   14

          Insurance Class Changes                                             16

          Default and Policy Grace Period                                     17

          Benefit Guarantee                                                   17

          Requested Benefit Guarantee Changes                                 19

          Reinstatement                                                       19

          Policy Loans                                                        19

          Withdrawals                                                         21

          Surrenders                                                          21

          Payments By Us                                                      21

          Taxation of The Separate Account                                    22

          The Contract                                                        22

          Ownership and Beneficiary                                           24

          Termination                                                         24

          Continuation Beyond The Insured's Age 100                           25

          Income Settlement Options                                           25

          Any Riders follow page                                              26

                              POLICY SPECIFICATIONS

                               POLICY INFORMATION

POLICY TYPE:                         FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE

POLICY NUMBER:                       [VL00001]
POLICY DATE:                         [JANUARY 1, 2003]
DATE OF ISSUE:                       [JANUARY 1, 2003]

OWNER:                               [JOHN DOE]
BENEFICIARY:                         [JANE DOE]

INSURED:                             [JOHN DOE]
ISSUE AGE/SEX:                       [35, MALE]
INSURANCE CLASS:                     [PREFERRED/NON-NICOTINE]

                      DEATH BENEFIT INFORMATION FOR INSURED

INITIAL POLICY FACE AMOUNT:          [$100,000]
INITIAL TERM RIDER AMOUNT*:          [$100,000]
                                     ----------
INITIAL TOTAL COVERAGE AMOUNT:       [$200,000]

DEATH BENEFIT OPTION:                [A (LEVEL OPTION)]
DEATH BENEFIT OPTION C LIMIT:        [NOT APPLICABLE]

GUARANTEED DEATH BENEFIT AMOUNT:     [$60,000]
BENEFIT GUARANTEE PERIOD:            [JANUARY 1, 2003 - DECEMBER 31, 2022]

* FOR TERM RIDER DETAILS, PLEASE SEE PAGE 3 (CONTINUED)

                               PREMIUM INFORMATION

INITIAL PLANNED PREMIUM:             [$1,000.00]
PAYMENT FREQUENCY:                   [ANNUAL]
INITIAL PREMIUM ALLOCATION:          [MONEY MARKET FUND,
                                     GUARANTEED BENEFIT ACCOUNT]

BENEFIT GUARANTEE PREMIUM:           [$00.00] PER MONTH  PAYABLE TO [00/00/00]

ADDITIONAL 1ST YEAR
BENEFIT GUARANTEE PREMIUM:           [$00.00]

                               ACCOUNT INFORMATION

MINIMUM GENERAL ACCOUNT
ANNUAL CREDITED RATE:                3.00% (EFFECTIVE ANNUAL)

SEPARATE ACCOUNT:                    [VARIABLE LIFE I]

IT IS POSSIBLE THAT COVERAGE WILL EXPIRE IF PREMIUMS AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE.

Policy Number:      VL0000001

                              POLICY SPECIFICATIONS

                                 POLICY CHARGES

                            DEDUCTIONS FROM PREMIUMS

                                             POLICY           PERCENT OF
                                             YEARS            PREMIUMS PAID
                                             -----            -------------
     MAXIMUM PREMIUM CHARGE                   1-20            8.00%
                                              21+             6.00%

     TAX CHARGE                               ALL             [1.75%]*

* THE TAX PERCENTAGE RATE DEPENDS UPON THE RATE ASSESSED BY YOUR STATE OR MUNICIPALITY. IF YOUR STATE OR MUNICIPALITY CHANGES, OR IF YOUR STATE OR MUNICIPALITY CHANGES ITS TAX RATE, THE TAX RATE WILL CHANGE TO EQUAL THAT NEW RATE.

                      MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE

                                             POLICY           CHARGE OR
                                             YEARS            PERCENT OF VALUE
                                             -----            ----------------
     ADMINISTRATIVE CHARGE                    ALL             $10.00 PER MONTH

     PER $1,000 CHARGE RATE                   1-3             [$0.25] PER MONTH PER $1,000 OF INITIAL POLICY FACE AMOUNT.

     ASSET CHARGE RATE                        1-15            [0.0833%] PER MONTH (1.00% PER YEAR) OF THE ACCUMULATED VALUE IN
                                                              THE SUB-ACCOUNTS.

                                              16+             [0.0417%] PER MONTH (0.50% PER YEAR) OF THE ACCUMULATED VALUES IN
                                                              THE SUB-ACCOUNTS.

                                       3A

Policy Number:      VL0000001

                              POLICY SPECIFICATIONS

                                  POLICY CHARGES

                             MAXIMUM TRANSFER CHARGE

     ALL POLICY YEARS                        $00.00 FOR THE FIRST TRANSFER IN
                                             ANY CALENDAR MONTH.

     ALL POLICY YEARS                        $25.00 PER TRANSFER IN EXCESS OF
                                             ONE PER CALENDAR MONTH.

                            MAXIMUM SURRENDER CHARGES

          POLICY          SURRENDER             POLICY           SURRENDER
           YEAR            CHARGE                YEAR             CHARGE
            [1             1,799.00                9              1,040.00
            2              1,783.00               10              867.00
            3              1,767.00               11              694.00
            4              1,750.00               12              521.00
            5              1,732.00               13              348.00
            6              1,559.00               14              175.00
            7              1,386.00               15               0.00]
            8              1,213.00

                                       3B

Policy Number:      VL0000001

                              POLICY SPECIFICATIONS

                         SCHEDULED FACE AMOUNT INCREASES

          DATE OF INCREASE                   SCHEDULED INCREASE AMOUNT
          ----------------                   -------------------------
          [JANUARY 1, 2004                          $ 75,000
          JANUARY 1, 2005                           $ 75,000
          JANUARY 1, 2006                           $ 75,000
          JANUARY 1, 2007                           $ 75,000]

                                       3C

Policy Number:      VL0000001

                              POLICY SPECIFICATONS

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
             AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000

                    MINIMUM                   MAXIMUM COST                                      MINIMUM            MAXIMUM COST
ATTAINED         DEATH BENEFIT                OF INSURANCE                 ATTAINED          DEATH BENEFIT         OF INSURANCE
  AGE             PERCENTAGES                    RATE                        AGE              PERCENTAGES              RATE
  35                 [250.00                    0.144200                      68                 117.00               2.493300
  36                  250.00                    0.151700                      69                 116.00               2.748300
  37                  250.00                    0.161700                      70                 115.00               3.036700
  38                  250.00                    0.172500                      71                 113.00               3.365800
  39                  250.00                    0.184200                      72                 111.00               3.745800

  40                  250.00                    0.198300                      73                 109.00               4.175800
  41                  243.00                    0.213300                      74                 107.00               4.648300
  42                  236.00                    0.229200                      75                 105.00               5.153300
  43                  229.00                    0.246700                      76                 105.00               5.686700
  44                  222.00                    0.265800                      77                 105.00               6.244200

  45                  215.00                    0.287500                      78                 105.00               6.829200
  46                  209.00                    0.310800                      79                 105.00               7.460000
  47                  203.00                    0.335800                      80                 105.00               8.156700
  48                  197.00                    0.363300                      81                 105.00               8.937500
  49                  191.00                    0.393300                      82                 105.00               9.818300

  50                  185.00                    0.427500                      83                 105.00              10.795000
  51                  178.00                    0.466700                      84                 105.00              11.848300
  52                  171.00                    0.511700                      85                 105.00              12.954200
  53                  164.00                    0.563300                      86                 105.00              14.098300
  54                  157.00                    0.620800                      87                 105.00              15.263300

  55                  150.00                    0.685000                      88                 105.00              16.444200
  56                  146.00                    0.755000                      89                 105.00              17.657500
  57                  142.00                    0.829200                      90                 105.00              18.920800
  58                  138.00                    0.911700                      91                 104.00              20.263300
  59                  134.00                    1.004200                      92                 103.00              21.735000

  60                  130.00                    1.107500                      93                 102.00              23.479200
  61                  128.00                    1.222500                      94                 101.00              25.819200
  62                  126.00                    1.355000                      95                 100.00              29.321700
  63                  124.00                    1.505000                      96                 100.00              35.082500
  64                  122.00                    1.671700                      97                 100.00              45.083300

  65                  120.00                    1.854200                      98                 100.00              62.095800
  66                  119.00                    2.051700                      99                 100.00             83.333300]
  67                  118.00                    2.263300

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE, SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY ADJUSTED FOR ANY SPECIAL CLASS RATING.

                                       3D

Policy Number:      VL0000001

                             POLICY SPECIFICATIONS

                         ADDITIONAL BENEFITS AND RIDERS


                    RIDERS PROTECTED BY THE BENEFIT GUARANTEE


                  RIDERS NOT PROTECTED BY THE BENEFIT GUARANTEE

DEFINITIONS            The definitions in this section apply to the following
                       words and phrases whenever and wherever they appear in the Policy.

                       ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

                       ATTAINED AGE: the Insured's Issue Age plus the Policy Year minus one.

                       CASH SURRENDER VALUE: the Cash Value less all
                       Indebtedness.

                       CASH VALUE: the Account Value less any applicable Surrender Charges.

                       COMPANY, WE, US, OUR: the Company referred to on the first page of the Policy.

                       CUMULATIVE BENEFIT GUARANTEE PREMIUM: an amount used to determine whether or not the Benefit Guarantee is available.

                       DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

                       DEATH BENEFIT: the amount used to calculate the Death Proceeds. The Death Benefit on the Policy Date is determined by the Death Benefit Option You select on Your application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and any additional benefits provided by riders attached to this Policy.

                       DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The Death Benefit Options are described in the Death Benefit section.

                       DEATH PROCEEDS: the amount which We will pay on the death of the Insured.

                       DOLLAR COST AVERAGING: systematic transfers from one Investment Choice to any other available Investment Choice.

                       DUE PROOF OF DEATH: a certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to Us.

                       FACE AMOUNT: an amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Policy Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in the Face Amount provision, the Death Benefit Option Changes provision, and the Withdrawals provision.

                       FIXED ACCOUNT: The Investment Choice within the Investment Account (which is part of the Company's General Account) to which we credit interest.

                       FUND: a registered open-end management company in which the assets of the Separate Account may be invested.

                       GENERAL ACCOUNT: all Company assets other than those allocated to Separate Accounts.

                       GUARANTEED BENEFIT ACCOUNT: The Investment Choice which is part of the General Account to which We credit interest. In addition, it is used in determining whether or not the Benefit Guarantee is available.

                       IN WRITING: in a written form satisfactory to Us.

                       INDEBTEDNESS: all loans taken on the Policy, plus any interest charged minus any loan repayments.

                       INSURED: the person whose life is insured under this Policy as shown on Page 3.

                       INTERNAL REVENUE CODE: the Internal Revenue Code of 1986, as amended.

                       INVESTMENT ACCOUNT: the Sub-Accounts and the Fixed
                       Account.

                       INVESTMENT CHOICES: the options among which You can allocate Your Account Value. These include the Guaranteed Benefit Account, the Fixed Account and the Sub-Accounts.

                       ISSUE AGE: as of the Policy Date, an Insured's age on his/her last birthday.

                       LOAN ACCOUNT: an account used to collateralize Indebtedness.

                       MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

                       NET PREMIUM: the amount of premium credited to the Account Value. It is the premium paid minus the deductions from premium shown on Page 3A.

                       PLANNED PREMIUM: the amount that the Owner intends to pay. The Initial Planned Premium is shown on Page 3.

                       POLICY ANNIVERSARY: an anniversary of the Policy Date.

                       POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined. This is the date the Policy goes into effect.

                       POLICY YEARS: years as measured from the Policy Date.

                       PRO RATA BASIS: an allocation method based on the proportion of the Account Value in the applicable accounts.

                       SEPARATE ACCOUNT: an account, as specified on Page 3, which has been established by Us to separate the assets funding the variable benefits, for the class of contracts to which the Policy belongs, from the other assets of the Company.

                       SUB-ACCOUNTS: the subdivisions of the Separate Account.

                       SURRENDER CHARGE: a charge that may be assessed if You surrender the Policy.

                       TOTAL COVERAGE AMOUNT: the Face Amount of this Policy plus the Term Rider Face Amount, if any, covering the Insured.

                       VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

                       VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

                       YOU, YOUR: the Owner of the Policy.

DEATH BENEFIT          GENERAL
                       Upon receipt of Due Proof of Death of the Insured, We will pay the Death Proceeds to the Beneficiary.

                       DEATH PROCEEDS
                       Death Proceeds equal the Death Benefit described below less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period. All of the amounts used in determining the Death Proceeds are calculated as of the date We receive Due Proof of Death.

                       Any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive Due Proof of Death will be added to Your Account Value for purposes of determining Your Death Proceeds.

                       The Death Benefit is the greater of:
                       (a) the Death Benefit provided by the Death Benefit
                           Option chosen; and
                       (b) the Minimum Death Benefit. Refer to the Minimum Death
                           Benefit provision for more information.

                       However, if the Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

                       DEATH BENEFIT OPTIONS
                       You have six Death Benefit Options available. Options A, B C and E are available at issue. Option D and F are not available at issue, however, You may change from Option B to Option D or Option E to Option F.

                       1. Under Option A (Level Option), the Death Benefit is the current Face Amount.

                       2. Under Option B (Return of Account Value Option), the Death Benefit is the current Face Amount, plus the Account Value.

                       3. Under Option C (Return of Premium Option), the Death Benefit is the current Face Amount, plus the lesser of:
                           (a) the sum of the premiums paid; or
                           (b) the Death Benefit Option C Limit shown on Page 3.

                       4. Under Option D (Decreasing Option 1) the Death Benefit is the current Face Amount, plus the lesser of:
                           (a) the Account Value; or
                           (b) the Option Adjustment Amount.

                           On the date You change Your Death Benefit Option to Option D (Decreasing Option 1), the Option Adjustment Amount is the Account Value on the date of the change. Thereafter, the Option Adjustment Amount will be reduced by any withdrawals. Refer to the Withdrawals provision for more information.

                       5. Under Option E (Return of Investment Account Option) the Death Benefit will equal:
                           (a) the current Face Amount; plus
                           (b) the Investment Account value; plus
                           (c) the Loan Account value; minus
                           (d) if You have ever taken a loan or transfer from
                               the Guaranteed Benefit Account, the Transfer
                               Adjustment Amount defined on the following page.

                           However, the Death Benefit will not be less than the current Face Amount.

                       6. Under Option F (Decreasing Option 2) the Death Benefit will equal the lesser of (a) or (b) where:
                           (a)  Is an amount equal to:
                                1. the current Face Amount; plus
                                2. the Investment Account value; plus
                                3. the Loan Account value; minus
                                4. if You have ever taken a loan or transfer
                                   from the Guaranteed Benefit Account, the Transfer Adjustment Amount defined below; and
                           (b)  Is an amount equal to:
                                1. the current Face Amount; plus
                                2. the Option Adjustment Amount.

                           On the date You changed Your Death Benefit Option to Option F (Decreasing Option 2), the Option Adjustment Amount is the sum of the Investment Account value plus the Loan Account value on the date of the change.

                           Thereafter, the Option Adjustment Amount equals:
                           (a)  the Investment Account value; plus
                           (b)  the Loan Account value; minus
                           (c)  the Transfer Adjustment Amount defined below;
                                minus
                           (d) withdrawals from the Investment Account. Refer to the Withdrawals provision for more information.

                       The Transfer Adjustment Amount equals (a) minus (b) where:
                       (a) is the sum of all transfers from the Guaranteed
                           Benefit Account to the Investment Account since the Death Benefit Option became effective, and
                       (b) is equal to:
                            1. the sum of all transfers from the Guaranteed Benefit Account to the Loan Account since the Death Benefit Option became effective; minus

                            2. the sum of all transfers from the Loan Account to the Guaranteed Benefit Account since the Death Benefit Option became effective.

                       However, (b) cannot be less than zero.

                       DEATH BENEFIT OPTION CHANGES
                       Anytime after the first Policy Year You may change Your Death Benefit Option, subject to the conditions described here.

                       You must notify Us In Writing or in a manner satisfactory to Us of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request and the conditions are met.

                       You may change from Option A (Level Option) to Option B (Return of Account Value Option) or Option E (Return of Investment Account Option).

                            If You change from Option A to Option B, the Face Amount will become that amount available as the Death Benefit immediately prior to the option change, decreased by the Account Value on the date of the option change.

                            If You change from Option A to Option E, the Face Amount will become that amount available as the Death Benefit immediately prior to the option change, decreased by the Investment Account value on the date of the option change and decreased by the Loan Account value on the date of the option change.

                       You may change from Option B (Return of Account Value Option) to Option A (Level Option), Option D (Decreasing Option 1), or Option E (Return of Investment Account Option).

                            If You change from Option B to Option A, the Face Amount will become the Face Amount immediately prior to the option change, increased by the Account Value on the date of the option change. You must provide evidence of insurability satisfactory to Us.

                            If You change from Option B to Option D, the Face Amount will be unchanged.

                            If You change from Option B to Option E, the Face Amount will be unchanged, and the Death Benefit immediately after the option change will become the Death Benefit immediately prior to the option change, decreased by the Guaranteed Benefit Account value on the date of the option change.

                       You may change from Option C (Return of Premium Option) to Option A (Level Option), Option B (Return of Account Value Option) or Option E (Return of Investment Account Option).

                            If You change from Option C to Option A, the Face Amount will become the amount available as the Death Benefit immediately prior to the option change.

                            If You change from Option C to Option B, the Face Amount will become the amount available as the Death Benefit immediately prior to the option change, decreased by the Account Value on the date of the option change.

                            If You change from Option C to Option E, the Face Amount will become the amount available as the Death Benefit immediately prior to the option change, decreased by the Investment Account value on the date of the option change and decreased by the Loan Account value on the date of the option change.

                       You may change from Option E (Return of Investment Account Option) to Option A (Level Option), Option B (Return of Account Value Option) or Option F (Decreasing Option 2).

                            If You change from Option E to Option A, the Face Amount will become the Face Amount immediately prior to the option change, increased by the Investment Account value on the option change and increased by the Loan Account value on the date of the option change. You must provide evidence of insurability satisfactory to Us.

                            If You change from Option E to Option B, the Face Amount will become the Face Amount immediately prior to the date of the option change, decreased by the Guaranteed Benefit Account value on the date of the option change.

                            If You change from Option E to Option F, the Face Amount will be unchanged.

                       MINIMUM DEATH BENEFIT
                       For policies that meet the definition of life insurance under the Guideline Premium/Cash Value Corridor Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

                       For policies that meet the definition of life insurance under the Cash Value Accumulation Test prescribed by the Internal Revenue Code, We will automatically increase the Death Benefit so that it will never be less than the Account Value minus the present value of charges for qualified additional benefit riders (as defined by the Internal Revenue Code), multiplied by the Minimum Death Benefit Percentage for the then current Policy Year.

                       To the extent this increase in the Death Benefit would result in an amount at risk that exceeds Our guidelines and limitations that may be in effect, We reserve the right to:
                       (a) distribute to You a portion of the Cash Surrender
                           Value sufficient to continue to qualify the Policy as life insurance and such that the amount at risk does not exceed Our guidelines and limitations in effect; or
                       (b) require evidence of insurability satisfactory to Us.

                       The Minimum Death Benefit is determined by using the Account Value on the date We receive Due Proof of Death of the Insured. Any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive Due Proof of Death will be added to Your Account Value for purposes of determining Your Death Proceeds.

INCREASES AND          GENERAL
DECREASES IN           At any time after the first Policy Year, You may make
FACE AMOUNT            a request, In Writing, or in a manner satisfactory to Us,
                       to change the Face Amount. The minimum amount by which the Face Amount can be increased or decreased is based on Our rules then in effect. We reserve the right to limit
                       You to one increase or decrease in any 12 month period.

                       SCHEDULED INCREASES IN FACE AMOUNT
                       We will increase the Face Amount automatically by the amounts shown on Page 3C. These scheduled increases will continue until You request to discontinue the increases or until You request to decrease the Face Amount of Your Policy. Decreases in the Face Amount as a result of a withdrawal or a Death Benefit Option Change will not affect Your future scheduled increases. Any scheduled increases will be subject to additional Cost of Insurance Charges.

                       UNSCHEDULED INCREASES IN FACE AMOUNT
                       All requests to increase the Face Amount, other than the scheduled increases described above, must be applied for on a new application and accompanied by this Policy. All requests will be subject to evidence of insurability satisfactory to Us. Any increase approved by Us will be effective on the Monthly Activity Date shown on the new Policy Specifications Page, provided that the Monthly Deduction Amount due on that date is made. Any unscheduled increase will be subject to additional Per $1,000 Charges, additional Cost of Insurance Charges and additional Surrender Charges, all of which are based on the Attained Age of the Insured at the time of the increase. We will send You additional Policy Specification Pages describing these charges.

                       DECREASES IN FACE AMOUNT
                       A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive Your request. The remaining Face Amount must not be less than Our minimum rules then in effect. If there have been any Face Amount increases, decreases will applied to the most recent increase first then to the next most recent increase until the decrease has been fully applied.

                       If a decrease in the Face Amount causes the Total Coverage Amount to be less than the Guaranteed Death Benefit Amount, Your Guaranteed Death Benefit Amount will be reduced to an amount equal to Your Total Coverage Amount. Additionally, this will be considered a Requested Benefit Guarantee Change and Your Benefit Guarantee Premium will be recalculated.

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PREMIUMS               GENERAL
                       No insurance is effective until the Policy is delivered, all answers in the application continue to be true and complete at the time of delivery and We receive premiums sufficient to cover the Monthly Deduction Amount on the Policy Date. After the first premium has been paid, subsequent premiums can be paid at any time and in any amount, subject to the following limitations:
                       (a) The minimum premium that We will accept is $50 or the
                           amount required to keep the Policy in force.
                       (b) If premiums are received which would cause the Policy
                           to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.
                       (c) We reserve the right to require evidence of
                           insurability any time a premium payment results in an increase in the Death Benefit greater than the amount of the premium.
                       (d) Any premium received in excess of $1,000,000 is
                           subject to Our approval.

                       The actual amount and frequency of payments will affect the Account Value and could affect the amount and duration of insurance provided by the Policy.

                       HOW TO MAKE PREMIUM PAYMENTS
                       Checks must be made payable to the Company shown on the first page of the Policy. Checks may be sent to either:
                       (a) Us at the address shown on the premium notice; or
                       (b) Our authorized agent in exchange for a receipt signed
                           by Our President or Secretary and countersigned by such agent.
                       The premium will be applied on the date We receive it at the address shown on the premium notice.

                       PREMIUM REMINDER NOTICE
                       If your premium payment frequency is annual, semiannual or quarterly, We will send You a premium reminder notice for the amount of the Planned Premium. The Initial Planned Premium and payment frequency You selected are shown on Page 3. You may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.

                       INITIAL PREMIUM ALLOCATION
                       Based on instructions You have given Us, We will allocate Your premiums among the selected Investment Choices. However, any premium received by Us prior to the end of the free look period as described in the Right to Examine Policy Provision will be allocated as follows:
                       (a) The portion of the Net Premium allocated to the
                           Guaranteed Benefit Account will be deposited directly into that account.
                       (b) The portion of the Net Premium allocated to the
                           Investment Account will be deposited into the Money Market Account.

                       The premiums described above will be deposited on the later of:
                       (a) the Policy Date; and
                       (b) the date We receive the premium.

                       The accumulated values of the Money Market Account will then be transferred to the Investment Account, according to Your instructions, on the later of:
                       (a) the end of the free look period as described in the
                           Right To Examine Policy period; or
                       (b) the date We receive the final requirement to put the
                           Policy in force.

                       The accumulated value of the Guaranteed Benefit Account will remain in that account.

                       SUBSEQUENT PREMIUM ALLOCATIONS
                       You may change how Your premiums are allocated by notifying Us In Writing or in a manner satisfactory to Us. Subsequent premiums will be allocated to the Investment Choices according to Your most recent instructions as long as:
                       (a) the total number of active Investment Choices does
                           not exceed nine; and
                       (b) any percentage You allocate to each Investment Choice
                           is in whole percentages.

VALUATION              SUB-ACCOUNT ACCUMULATION UNITS
PROVISIONS             Amounts allocated to a Sub-Account increase the number of
                       Accumulation Units in the Sub-Account. The number of Accumulation Units added to a Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for the Sub-Account.

                       Amounts taken from a Sub-Account decrease the number of Accumulation Units in the Sub-Account. The number of Accumulation Units subtracted from a Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for the Sub-Account.

                       The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

                       SUB-ACCOUNT ACCUMULATION UNIT VALUE
                       The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

                       EMERGENCY PROCEDURE
                       If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy, which specifies a Valuation Day, will be superseded by the emergency procedure.

                       FIXED ACCOUNT AND THE GUARANTEED BENEFIT ACCOUNT
                       We will credit interest to amounts in the Fixed Account and the Guaranteed Benefit Account on a daily basis at rates We determine. The credited rate will be no less than the Minimum General Account Annual Credited Rate which is shown on Page 3.

ACCOUNT VALUE          ACCUMULATED VALUE IN THE GUARANTEED BENEFIT ACCOUNT
  CASH VALUE           Your Accumulated Value in the Guaranteed Benefit Account
   AND CASH            equals:
SURRENDER VALUE        (a) the Net Premiums allocated to it; plus
                       (b) amounts transferred to it from the other
                           Investment Choices or the Loan Account; plus
                       (c) interest credited to it; minus
                       (d) amounts transferred out of it to other Investment
                           Choices or the Loan Account; minus
                       (e) any transfer charges taken from it; minus
                       (f) any Monthly Deduction Amounts taken from it; minus
                       (g) any withdrawals taken from it.

                       ACCUMULATED VALUE IN THE FIXED ACCOUNT
                       Your Accumulated Value in the Fixed Account equals:
                       (a) the Net Premiums allocated to it; plus
                       (b) amounts transferred to it from other Investment
                           Choices or the Loan Account; plus
                       (c) interest credited to it; minus
                       (d) amounts transferred out of it to other Investment
                           Choices or the Loan Account; minus
                       (e) any transfer charges taken from it; minus
                       (f) any Monthly Deduction Amounts taken from it; minus
                       (g) any withdrawals taken from it.

                       ACCUMULATED VALUE IN THE SUB-ACCOUNTS Your
                       Accumulated Value in any Sub-Account equals:
                       (a) the number of Your Accumulation Units in that
                           Sub-Account on the Valuation Day; multiplied by
                       (b) that Sub-Account's Accumulation Unit Value on the
                           Valuation Day.

                       The number of Accumulation Units in any Sub-Account is increased when:
                       (a) Net Premiums are allocated to it; or
                       (b) amounts are transferred to it from other Investment
                           Choices or the Loan Account.

                       The number of Accumulation Units in any Sub-Account is decreased when:
                       (a) amounts are transferred out of it to other Investment
                           Choices or the Loan Account; or
                       (b) any transfer charges are taken from it; or
                       (c) any Monthly Deduction Amounts are taken from it; or
                       (d) any withdrawals are taken from it.

                       INVESTMENT ACCOUNT VALUE
                       Your Investment Account Value equals the Accumulated Value in the Sub-Accounts plus the Accumulated Value in the Fixed Account.

                       ACCOUNT VALUE
                       Your Account Value on the Policy Date equals the initial Net Premium less the Monthly Deduction Amount for the first policy month.

                       On each Valuation Day, Your Account Value equals the sum of:
                       (a) Your Accumulated Value in the Guaranteed Benefit
                           Account; plus
                       (b) Your Accumulated Value in the Fixed Account; plus
                       (c) Your Accumulated Value in the Sub-Accounts; plus
                       (d) the value of Your Loan Account, if any.

                       CASH VALUE
                       Your Cash Value is equal to the Account Value less any applicable Surrender Charges. The Surrender Charges and the Policy Years during which they will be applied are shown on Page 3B.

                       CASH SURRENDER VALUE
                       Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.

TRANSFERS              AMOUNT AND FREQUENCY OF TRANSFERS
                       As long as the Policy is in effect, You may transfer amounts among the Investment Choices. However, We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers.

                       RESTRICTIONS ON TRANSFERS FROM THE GUARANTEED BENEFIT ACCOUNT AND THE FIXED ACCOUNT
                       You are limited as to the timing and the amounts that can be transferred from the Fixed Account or from the Guaranteed Benefit Account (other than those allowed under a Dollar Cost Averaging program). The limits are as follows:
                       (a) the transfer must occur during the 30 day period
                           following each Policy Anniversary; and
                       (b) the maximum amount transferred in any Policy Year
                           will be the greater of $1,000 or 25% of the Accumulated Value in the account on the date of transfer.

                       Transfers from the Guaranteed Benefit Account may negatively impact the availability of the Benefit Guarantee and the amount of the Death Benefit. Please refer to the Benefit Guarantee provision for further information.

                       TRANSFER CHARGE
                       After a transfer has occurred, the Transfer Charge, as specified on Page 3B, if any, will be deducted on a Pro Rata Basis from the Investment Choices.

                       DOLLAR COST AVERAGING
                       From time to time, We may offer, and if so, You may enroll in a Dollar Cost Averaging program. You may obtain information on the available programs from Us at any time.

                       You may terminate participation in the program at any time by calling or writing Us. In such an event, any non-transferred balances will be allocated to the other accounts.

MONTHLY                GENERAL
DEDUCTION              On each Monthly  Activity  Date,  We will deduct an
                       amount from Your Account Value to pay Us for providing the benefits of the Policy. This amount is called the Monthly Deduction Amount. On each Policy Anniversary, We will determine the rates used to calculate the Monthly
                       Deduction Amounts for that Policy Year. These rates will not exceed the maximum rates shown on the Policy
                       Specification Pages. Actual rates will be determined based on Our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change We make will be on a uniform basis for Insureds of the same Issue Age, Sex, Insurance Class, Initial Face
                       Amount, and the length of time coverages have been in-force.

                       DETERMINING THE TOTAL MONTHLY DEDUCTION AMOUNT
                       The Monthly Deduction Amount equals:
                       (a) the Cost of Insurance Charge; plus
                       (b) the Administrative Charge; plus
                       (c) the Per $1,000 Charge; plus
                       (d) the Asset Charge; plus
                       (e) the charges for additional benefits provided by
                           rider, if any.

                       COST OF INSURANCE CHARGE
                       The total Cost of Insurance Charge for any Monthly Activity Date is equal to:
                       (a) the applicable cost of insurance rates per $1,000;
                           multiplied by
                       (b) the applicable amounts at risk; divided by
                       (c) $1,000.

                       On any Monthly Activity Date, the amount at risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount. If there have been any Face Amount increases, the amount at risk will be applied to the most recent increase first then to the next most recent increase until the amount at risk has been fully applied.

                       ADMINISTRATIVE CHARGE
                       The Administrative Charge will equal an amount not to exceed the charge shown on Page 3A.

                       PER $1,000 CHARGE
                       The total Per $1,000 Charge will not exceed:
                       (a) the applicable Per $1,000 Rates shown on Page 3A;
                           multiplied by
                       (b) the applicable Face Amounts; divided by (c) $1,000.

                       ASSET CHARGE

                       The Asset Charge for any Monthly Activity Date will not exceed:
                       (a) the Asset Charge Rate shown on page 3A ; multiplied
                           by
                       (b) the sum of Your accumulated values in the
                           Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

                       ASSESSING THE MONTHLY DEDUCTION AMOUNT
                       We will split the total Monthly Deduction Amount into two parts - Part A and Part B.

                       Part A is the portion of the Monthly Deduction Amount that pays for the benefits protected by the Benefit Guarantee.

                       Part A of the Monthly Deduction Amount is equal to:
                       (a) the Administrative Charge; plus
                       (b) the portions of the Cost of Insurance Charge and any
                           term rider charges that are attributable to the Guaranteed Death Benefit Amount; plus
                       (c) the portion of the Per $1,000 Charge that is
                           attributable to the Guaranteed Death Benefit Amount; plus
                       (d) the charges for any riders that are protected by the
                           Benefit Guarantee as shown on Page 3 (continued), if any; plus
                       (e) the portion of the charges for any Waiver of Monthly
                           Deduction Rider that is attributable to the deductions in items a) through d) above.

                       Part B is the Monthly Deduction Amount in excess of Part
                       A.

                       FROM WHICH INVESTMENT CHOICES IS THE MONTHLY DEDUCTION AMOUNT TAKEN?
                       We will assess Part A and Part B of the Monthly Deduction Amount from Your Account Value, as described on the following page. Any amounts taken from the Investment Accounts will be taken on a Pro Rata Basis unless You tell Us otherwise.

MONTHLY                ASSESSING PART A
DEDUCTION              (a) If the Accumulated Value in the Guaranteed Benefit
                           Account is greater than or equal to Part A of the Monthly Deduction Amount, We will deduct Part A of the Monthly Deduction Amount from the Guaranteed Benefit Account.
                       (b) If the Accumulated Value in the Guaranteed Benefit
                           Account is less than Part A of the Monthly Deduction Amount, We will then check to see whether the Benefit Guarantee is available.
                           1. If the Benefit Guarantee is available, We will deduct whatever amount is in the Guaranteed Benefit Account and We will waive the remaining Part A amount.
                           2. If the Benefit Guarantee is not available, We will deduct whatever amount is in the Guaranteed Benefit Account and the remaining Part A amount will be deducted from the Investment Account. However, if the Accumulated Value in the Investment Account is less than the remaining Part A amount, We will deduct whatever amount is in the Investment Account and the Policy will go into default as described in the Policy Default provision.

                       ASSESSING PART B
                       After assessing Part A, We will assess Part B as follows:

                       (a) If the Accumulated Value in the Investment Account is
                           greater than or equal to Part B of the Monthly Deduction Amount, We will deduct Part B from the Investment Account.
                       (b) If the Accumulated Value in the Investment Account is
                           less than Part B of the Monthly Deduction Amount, We will deduct whatever amount is in the Investment Account and the remaining Part B amount will be deducted from the Guaranteed Benefit Account. However, if the Accumulated Value in the Guaranteed Benefit Account is less than the remaining Part B amount:
                           1. We will deduct whatever amount is in the Guaranteed Benefit Account; and
                           2. Unless We receive a sufficient payment (described in the paragraph below) within 61 days, the Total Coverage Amount of the Policy will be reduced to the Guaranteed Death Benefit Amount and any Riders that are not protected by the Benefit Guarantee will be terminated or will be reduced to the rider amount covered by the Benefit Guarantee. However, We will send You a notice alerting You of this potential reduction or loss of benefits at least 30 days prior to the date that these benefits are scheduled to be reduced or terminate.

                               For the purpose of this provision above, "sufficient payments" are payments which result in an Investment Account value equal to the remaining unpaid Monthly Deduction Amount plus the next two Monthly Deduction Amounts, as of the date the Account Value was insufficient.

                       Any Part B amounts deducted from the Guaranteed Benefit Account will negatively impact the availability of the Benefit Guarantee. See the Benefit Guarantee provision for details.

INSURANCE CLASS        GENERAL
    CHANGES            Based on Our administrative rules in effect and upon
                       providing satisfactory evidence to Us, You may request to change the insurance class to a more favorable class.
                       Only future cost of insurance rates will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health. Any decrease in cost of insurance rates for which evidence of insurability was obtained cannot be revoked after the decrease has been in force, during the Insured's lifetime, for two years from the effective date of the decrease. Revocation will occur if the evidence of insurability contained inaccurate information which, had We known it was inaccurate at the time of the class change, would have caused Us to not approve the change.

                       If We revoke an insurance class change, Your Account Value will be reduced. The amount of the reduction will equal the additional Cost of Insurance Charges that would have been deducted from Your Account Value, based on the original insurance class, from the time of the change until the time of the revocation.

                       A change in insurance class is considered a Requested Benefit Guarantee Change. Please refer to the Requested Benefit Guarantee Changes provision for more details.

DEFAULT AND POLICY     POLICY DEFAULT
  GRACE PERIOD         Policy Default is a point in time where the Policy is in
                       danger of terminating. The Policy will go into default on any Monthly Activity Date when:
                       (a) the Account Value less Indebtedness is not sufficient
                           to cover the Monthly Deduction Amount and the Benefit Guarantee is not available; or
                       (b) the Indebtedness equals or exceeds the Cash Value.

                       If the Policy goes into default, We will send You a notice warning You that the Policy is in danger of terminating. This notice will be mailed at least 30 days prior to termination of coverage. It will be mailed both to You and to any assignee of record, at the last known address(es). This notice will tell You the minimum payment required to keep the Policy from terminating. This minimum payment will never be greater than an amount which results in a Cash Surrender Value equal to the current Monthly Deduction Amount plus the next two Monthly Deduction Amounts as of the date Your Policy goes into default.

                       POLICY GRACE PERIOD
                       We will keep the Policy inforce for the 61-day period following the date Your Policy goes into default. We call that period the Policy Grace Period. If We have not received the required payment specified in the notice by the end of the Policy Grace Period, the Policy will terminate.

                       However, if the Policy went into default because Indebtedness equals or exceeds the Cash Value and the Benefit Guarantee is available, a withdrawal from the Loan Account will be made to reduce outstanding Indebtedness. (See the Withdrawal provision for more information on how withdrawals affect Your Policy benefits.) Your Policy will continue in-force while the Benefit Guarantee is available.

                       If the Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

BENEFIT GUARANTEE      GENERAL
                       This policy provides a Benefit Guarantee. If You satisfy the conditions required to maintain this Benefit
                       Guarantee:
                       (a) Your Death Benefit will never be less than the
                           Policy's Guaranteed Death Benefit Amount.
                       (b) Riders, protected by the Benefit Guarantee, will
                           continue as scheduled unless You request to terminate them.

                       HOW TO GET THE BENEFIT GUARANTEE
                       When applying for Your Policy, You give Us information including:
                       (a) what You would like Your Guaranteed Death Benefit
                           Amount to be;
                       (b) which riders You would like protected by the Benefit
                           Guarantee;
                       (c) how long You would like Your Benefit Guarantee Period
                           to be;
                       (d) over what period You would like to fund the Benefit
                           Guarantee; and
                       (e) if there are any one-time first year premiums that
                           You are allocating to the Guaranteed Benefit Account.

                       We then calculate the monthly Benefit Guarantee Premium. This amount is shown on Page 3.

                       HOW TO MAINTAIN THE BENEFIT GUARANTEE
                       The Benefit Guarantee is available on any given Monthly Activity Date as long as:
                       (a) the Policy is in the Benefit Guarantee Period; and
                       (b) the Net Credits to the Guaranteed Benefit Account
                           (defined below) exceed the Cumulative Benefit Guarantee Premium (also defined below).

                       NET CREDITS TO THE GUARANTEED BENEFIT ACCOUNT The
                       Net Credits to the Guaranteed Benefit Account equal:
                       (a) premiums allocated to the Guaranteed Benefit Account;
                           plus
                       (b) Part A deductions taken from the Investment Account;
                           plus
                       (c) transfers to the Guaranteed Benefit Account from the
                           Investment Account; plus
                       (d) transfers to the Guaranteed Benefit Account from the
                           Loan Account as a result of Loan Repayment; minus
                       (e) withdrawals from the Guaranteed Benefit Account;
                           minus
                       (f) transfers from the Guaranteed Benefit Account to the
                           Investment Account; minus
                       (g) transfers from the Guaranteed Benefit Account to the
                           Loan Account as a result of a policy loan; minus
                       (h) Part B deductions taken from the Guaranteed Benefit
                           Account.

                       All the amounts used in this above calculation include only those transactions which take place in the current Benefit Guarantee Period.

                       CUMULATIVE BENEFIT GUARANTEE PREMIUM
                       The Cumulative Benefit Guarantee Premium is determined as follows. On the Policy Date, the Cumulative Benefit Guarantee Premium is:
                       (a) the monthly Benefit Guarantee Premium shown on Page
                           3; plus
                       (b) any Additional 1st Year Benefit Guarantee Premium
                           also shown on Page 3.

                       At the beginning of a new Benefit Guarantee Period, the Cumulative Benefit Guarantee Premium is the monthly Benefit Guarantee Premium calculated for the new Benefit Guarantee Period.

                       On every other Monthly Activity Date, the Cumulative Benefit Guarantee Premium is:
                       (a) the previous Cumulative Benefit Guarantee Premium;
                           plus
                       (b) the then current monthly Benefit Guarantee Premium.

                       NOTIFICATION OF STATUS AND AUTOMATIC RECALCULATION
                       We want to keep You informed on the status of Your Benefit Guarantee. Therefore, at the end of each Policy Year, during a Benefit Guarantee Period, We will send You a statement with the following information:
                       (a) the Net Credits to the Guaranteed Benefit Account,
                       (b) the Cumulative Benefit Guarantee Premium,
                       (c) whether or not Your Benefit Guarantee is still
                           available.

                       If, at the end of two consecutive Policy Years, Your Net Credits to the Guaranteed Benefit Account is less than the Cumulative Benefit Guarantee Premium, Your existing Benefit Guarantee Period will be automatically recalculated. That recalculated period will be based on Your then current Guaranteed Death Benefit Amount, riders protected by the Benefit Guarantee, the monthly Benefit Guarantee Premium and the time remaining in the Benefit Guarantee funding period. In such event, We will send You a summary of the revised Benefit Guarantee.

                       If Your Benefit Guarantee Period is recalculated to be less than one month, the Benefit Guarantee, will be terminated and the Guaranteed Death Benefit Amount will be recalculated to zero.

                       If at the end of a Benefit Guarantee Period, Your Net Credits to the Guaranteed Benefit Account are more than the Cumulative Benefit Guarantee Premium, a new Benefit Guarantee Period will be automatically calculated, thereby extending the Benefit Guarantee. The calculated period will be based on Your then current Guaranteed Death Benefit Amount, riders protected by the Benefit Guarantee and no future monthly Benefit Guarantee Premiums. We will send You a summary of the new Benefit Guarantee.

REQUESTED BENEFIT      REQUESTED BENEFIT GUARANTEE CHANGES
   GUARANTEE           At any time after the first Policy Year, You may request
    CHANGES            to change elements of Your Benefit Guarantee including:
                       (a) what You would like Your Guaranteed Death Benefit
                           Amount to be (subject to Our minimum rules then in effect);
                       (b) which riders You would like protected by the Benefit
                           Guarantee;
                       (c) how long You would like Your Benefit Guarantee Period
                           to be; (subject to Our minimum rules then in effect); and
                       (d) over what period You would like to fund the Benefit
                           Guarantee.

                       When You ask to change one or more elements, We will establish a new Benefit Guarantee Period and recalculate the Benefit Guarantee Premium. That new Benefit Guarantee Premium will reflect the prior Net Credits to the Guaranteed Benefit Account. The change will be effective on the Monthly Activity Date following the date We receive Your request. We will send You a summary of the new Benefit Guarantee.

REINSTATEMENT          GENERAL
                       Unless the Policy has been surrendered for its Cash
                       Surrender Value, the Policy may be reinstated provided:
                       (a) You make Your request In Writing within three years
                           from the Termination Date;
                       (b) satisfactory evidence of insurability is submitted;
                       (c) the Insured is alive on the date of Reinstatement;
                       (d) any Indebtedness at the time of termination must be
                           repaid or carried over to the reinstated policy; and
                       (e) You pay premium equal to or greater than the sum of:
                           1.  an amount necessary to cover all Monthly
                               Deduction Amounts that are due and unpaid during the Policy Grace Period; and
                           2. an amount necessary to keep the Policy in force for 3 months after the date of reinstatement.

                       The Account Value on the reinstatement date will equal:
                       (a) Net Premiums attributable to premiums paid at the
                           time of reinstatement; minus
                       (b) the Monthly Deduction Amounts that were due and
                           unpaid during the Policy Grace Period; plus
                       (c) any Indebtedness carried over to the reinstated
                           Policy.

                       Any Surrender Charge will be based on the duration from the original Policy Date as though the Policy had never lapsed.

POLICY LOANS           GENERAL
                       At any time while the Policy is in force, You may borrow against the Policy by assigning it as sole security to Us. We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months.

                       LOAN AMOUNTS
                       Any new loan taken together with any existing Indebtedness may not exceed the Cash Value on the date We grant a loan. The minimum loan amount that We will allow is $500.

                       INTEREST CHARGED ON INDEBTEDNESS
                       Interest charged on Indebtedness will accrue daily. The table below shows the maximum annual effective interest rates We will charge on Your Indebtedness.

                          DURING POLICY YEARS          PORTION OF INDEBTEDNESS           INTEREST RATE CHARGED
                       -------------------------   ------------------------------   ------------------------------
                                1-10                            All                              5.00%

                             11 and later             Preferred (see Preferred                   3.25%
                                                      Indebtedness Provision)
                                                           Non-Preferred                         4.25%

                       PREFERRED INDEBTEDNESS
                       After the 10th Policy Anniversary, a portion of Your Indebtedness may qualify as Preferred Indebtedness. Preferred Indebtedness is charged a lower interest rate than the non-preferred Indebtedness. Preferred Indebtedness is determined on each Monthly Activity Date and equals the lesser (a) or (b) below:
                       (a) Indebtedness;
                       (b) Account Value less the total premiums paid.

                       LOAN ACCOUNT
                       When You take a loan, an amount equal to the loan is transferred from Your Investment Choices to the Loan Account as collateral. The amount will be transferred to the Loan Account as follows:
                       (a) on a Pro Rata Basis from the Investment Account
                           unless You specify otherwise, however,
                       (b) if there is insufficient value to do the transfer
                           from the Investment Account, We will transfer as much as possible from the Investment Account and then the remaining balance will be transferred from the Guaranteed Benefit Account.

                       Any loans taken from the Guaranteed Benefit Account may negatively impact the availability of the Benefit Guarantee and the amount of the Death Benefit. Please refer to the Benefit Guarantee provision for further information.

                       Any amounts in the Loan Account will be credited with interest daily at an annual effective rate of 3.0%.

                       Because the interest charged on Indebtedness may exceed the interest credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. When this happens, additional collateral will be transferred to the Loan Account. The additional collateral equals the difference between the Indebtedness and the value of the Loan Account. This amount will be transferred to the Loan Account as follows:
                       (a) on a Pro Rata Basis from the Investment Account,
                           however,
                       (b) if there is insufficient value to do the transfer
                           from the Investment Account We will transfer as much as possible from the Investment Account and then the remaining balance will be transferred from the Guaranteed Benefit Account, however,
                       (c) if there is insufficient value to do the transfer
                           from both the Investment Account and the Guaranteed Benefit Account the policy will go into default. Refer to the Policy Default and Grace Provision for more information.

                       Any transfers taken from the Guaranteed Benefit Account may negatively impact the availability of the Benefit Guarantee and the amount of the Death Benefit. Please refer to the Benefit Guarantee provision for further information.

                       LOAN REPAYMENTS
                       All or part of a loan may be repaid at any time that:
                       (a) the Policy is in force; and
                       (b) the Insured is alive.

                       However, each repayment must be at least the lesser of $50 or the Indebtedness and clearly identified In Writing or in a manner satisfactory to Us as a loan repayment.

                       An amount equal to the loan repayment will be transferred from the Loan Account and will be allocated among the Investment Choices in the same manner as premiums are allocated.

                       TERMINATION DUE TO EXCESSIVE INDEBTEDNESS
                       The Policy will go into default on any Monthly Activity Date on which the Indebtedness equals or exceeds the Cash Value. Refer to the Default and Policy Grace Period provision for more information.

WITHDRAWALS            GENERAL
                       Any time after the first Policy Year, You may request a withdrawal In Writing or in a manner satisfactory to Us.
                       The minimum withdrawal allowed is $500. The maximum withdrawal is the Cash Surrender Value less $1,000. A charge of up to $10 may be assessed for each withdrawal.
                       One withdrawal per calendar month is allowed.

                       Unless specified otherwise the withdrawal will be deducted on a Pro Rata Basis from the Investment Account. If there is insufficient value to take the withdrawal from the Investment Account, We will withdraw as much as possible from the Investment Account and then the remaining balance will be withdrawn from the Guaranteed Benefit Account.

                       Withdrawals taken from the Guaranteed Benefit Account may negatively impact the availability of the Benefit Guarantee and the amount of the Death Benefit. Please refer to the Benefit Guarantee provision for further information.

                       If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from any withdrawal. If the Death Benefit Option then in effect is Option B (Return of Account Value Option), the Face Amount will not be reduced.

                       If the Death Benefit Option then in effect is Option D (Decreasing Option 1) or Option F (Decreasing Option 2), any withdrawal will result in a reduction in the Option Adjustment Amount, but the Option Adjustment Amount will not be allowed to become negative. If the Option Adjustment Amount becomes zero, any remaining and/or additional withdrawal amounts will result in a reduction in the Face Amount.

                       If the Death Benefit Option then in effect is Option E (Return of Investment Account Option), any withdrawals taken from the Guaranteed Benefit Account will reduce the Face Amount by the amount of the withdrawal. Any other withdrawals will not reduce the Face Amount.

SURRENDERS             GENERAL
                       While the Policy is in force, You may surrender the Policy to Us. The Policy, and additional benefits provided by rider, are then canceled as of the day We receive Your request In Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date.

PAYMENTS               GENERAL
  BY US                We will pay Death Proceeds, Cash Surrender Values,
                       withdrawals and loan amounts attributable to the Sub-Accounts within seven days after We receive all the information satisfactory to Us to process the payment unless:
                       (a) the New York Stock Exchange is closed on other than
                           customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission
                           (SEC); or
                       (b) an emergency exists, as determined by the SEC, as a
                           result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or
                       (c) the SEC, by order, permits postponement for the
                           protection of policy owners.

                       DEFERRAL OF PAYMENTS FROM THE GUARANTEED BENEFIT ACCOUNT AND THE FIXED ACCOUNT We may defer payment of any Cash Surrender Values, withdrawals and loan amounts from the Guaranteed Benefit Account and the Fixed Account for up to six months from the date of the request. If We defer payment for more than 30 days, We will pay interest at the Minimum General Account Annual Credited Rate.

TAXATION OF THE        GENERAL
SEPARATE ACCOUNT       We do not expect to incur any federal, state or local
                       income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate
                       Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future.

THE CONTRACT           ENTIRE CONTRACT
                       The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the Policy, any endorsements or riders and all additional policy information sections added to the Policy are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud (as determined by a court of competent jurisdiction), be deemed representations and not warranties.

                       CONTRACT MODIFICATION
                       The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

                       SUB ACCOUNT MODIFICATION
                       We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Policy.

                       NON-PARTICIPATION
                       The Policy is non-participating. It does not share in Our surplus earnings, so You will receive no policy dividends under it.

                       MISSTATEMENT OF AGE AND/OR SEX
                       If on the date of death:
                       (a) the Issue Age of the Insured is understated; or
                       (b) the sex of the Insured is incorrectly stated such
                           that it resulted in lower Costs of Insurance,
                       the Death Benefit will be reduced to the Death Benefit
                       that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex.

                       If on the date of death:
                       (a) the Issue Age of the Insured is overstated; or
                       (b) the sex of the Insured is incorrectly stated such
                           that it resulted in higher Costs of Insurance,
                       the Death Benefit will be increased by an amount equal to the excess Costs of Insurance prior to the date of the Insured's death. Excess Cost of Insurance Charges equal the sum of the following for each Monthly Activity Date:
                       (a) the amount at risk on each Monthly Activity Date;
                           multiplied by
                       (b) the actual Cost of Insurance rate used to determine
                           Monthly Deduction Amounts less the Cost of Insurance rate based on the true age and sex of the Insured;
                       (c) divided by 1,000.

                       SUICIDE
                       If, within two years from the Date of Issue, the Insured dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals.

                       If, within two years from the effective date of any increase in the Face Amount for which evidence of insurability was obtained, the Insured dies by suicide, while sane or insane, Our liability with respect to such increase, will be limited to the Cost of Insurance for the increase.

                       INCONTESTABILITY
                       We cannot contest the Policy after it has been in force, during the Insured's lifetime, for two years from its Date of Issue, except for non-payment of premium.

                       Any increase in the Face Amount for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for two years from the effective date of the increase.

                       The Policy may not be contested for more than two years after the reinstatement date. Any contest We make after the Policy is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime for two years from the Date of Issue of the Policy or a subsequent reinstatement date.

                       APPEALING DENIAL OF CLAIM
                       On any denied claim, You or Your representative may appeal to the Company for a full and fair review. You may:
                       (a) request a review upon written application within 60
                           days of receipt of a claim denial;
                       (b) review pertinent documents; and
                       (c) submit issues and comments In Writing.

                       SEPARATE ACCOUNTS
                       We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account. The assets of a Fund will be valued on each Valuation Day. Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

                       CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
                       At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

                       VOTING RIGHTS
                       We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

                       In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account.

                       ANNUAL REPORT
                       We will send You a report at least once each Policy Year showing:
                       (a) the current Account Value, Cash Surrender Value and
                           Face Amount;
                       (b) the premiums paid, Monthly Deduction Amounts and
                           loans since the last report;
                       (c) the amount of any Indebtedness; and
                       (d) any other information required by the Insurance
                           Department of the state where the Policy was delivered.

OWNERSHIP AND          CHANGE OF OWNER OR BENEFICIARY
 BENEFICIARY           The Owner and Beneficiary will be those named in the
                       application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not the Insured is living when We receive it.
                       However, the change will be subject to any payment We made or actions We may have taken before We received the request.

                       DEATH OF BENEFICIARY
                       If any named Beneficiary dies before the Insured, that person's interest in this Policy ends unless such Beneficiary has been named as an irrevocable Beneficiary. If a named Beneficiary dies at the same time as the Insured, or within 15 days after the Insured's death, that person's interest ends as though the Beneficiary died before the Insured.

                       Unless Your Beneficiary designation states otherwise, the Death Benefit will be paid as follows:
                       1. to the primary Beneficiary(ies) who survive(s) the Insured, or if there are none,
                       2. to the contingent Beneficiary(ies) who survive the Insured,
                       3. if no Beneficiary survives the Insured, we will pay the Death Proceeds to You, if You are living, otherwise, We will pay the proceeds to Your estate;
                       4. if multiple Beneficiaries are named to share the Death Proceeds equally, We will pay the Death Proceeds to the survivor(s) in equal shares;
                       5. if multiple Beneficiaries are named to receive unequal shares of the Death Proceeds, We will pay the Death Proceeds to the survivors on a pro rata basis and if there is only one surviving multiple Beneficiary, We pay all of the proceeds to that Beneficiary.

                       ASSIGNMENT
                       You may assign the Policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

                       OWNER'S RIGHTS
                       While the Insured is alive and no Beneficiary is irrevocably named, You may: (a) exercise all the rights and options that the Policy provides or that We permit;
                       (b) assign the Policy; and (c) agree with Us to any change to the Policy.

TERMINATION            TERMINATION
                       The Policy will terminate upon the earliest of the following events:
                       (a) the surrender of the Policy; or
                       (b) the end of the Policy Grace Period during which the
                           amount required is not received; or
                       (c) the date We receive notification In Writing of the
                           death of the Insured.

CONTINUATION           CONTINUATION BEYOND THE INSURED'S AGE 100
BEYOND THE             On the Policy Anniversary on or following the date on
INSURED'S AGE 100      which the Insured attains age 100, the following will
                       occur:
                       (a) the Death Benefit Option will be changed to Option B
                           (Return of Account Value Option) with no evidence of insurability being required;
                       (b) the Face Amount will be set equal to the Death
                           Benefit minus the Account Value;
                       (c) no future Monthly Deduction Amounts will be deducted
                           from Your Account Value;
                       (d) the Account Value will continue to be valued as
                           described in the Account Value, Cash Value and Cash Surrender Value provision;
                       (e) any loans that are in effect will continue to accrue
                           interest and become part of any Indebtedness;
                       (f) loan repayments may be made;
                       (g) no new loans or withdrawals can be requested;
                       (h) no further premiums will be accepted;
                       (i) all additional benefits provided by rider will deem
                           to have terminated; and
                       (j) the Policy may terminate due to excessive
                           Indebtedness.

INCOME                 AVAILABILITY
SETTLEMENT             All or parts of the proceeds of the Policy may, instead
OPTIONS                of being paid in one sum, be left with Us under any one
                       or a combination of the following options, subject to our minimum amount requirements on the date of election.

                       We will pay interest of at least 2% per year (or higher, if required by state law) on the Death Proceeds from the date We receive notification of the Insured's death to the date payment is made or an Income Settlement Option is elected. These proceeds are then no longer subject to the investment experience of a Separate Account.

                       If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent.

                       DESCRIPTION OF TABLES
                       The options shown on the next page are based on interest at a guaranteed rate of 2% per year.

                       EXCESS INTEREST
                       We may pay or credit excess interest of such amount and in such manner as We determine.

                       DEATH OF PAYEE
                       If the payee dies while receiving payments under one of the options on the next page, We will pay the following:
                       (a) any principal and accrued interest remaining unpaid
                           under Option 1 or 2; and
                       (b) the value of remaining unpaid guaranteed payments, if
                           any, under Option 3, commuted using interest of 2% per year.

                       Any such amount will be paid in one sum to the payee's estate.

                       OTHER OPTIONS
                       To convert the monthly payments shown in the table for Option 3 to quarterly, semi-OPTIONS annual or annual payments, multiply by the following factors:

                                         PAYMENT INTERVAL           FACTOR
                                            Quarterly                2.99
                                            Semi-annual              5.96
                                            Annual                  11.84

                       Other options may be arranged with Our consent.

                       OPTION 1 - INTEREST INCOME
                       Payments of interest at the rate We declare, but not less than 2% per year, on the amount left under this option.

                       OPTION 2 - INCOME OF FIXED AMOUNT
                       Equal payments of the amount chosen until the amount left under this option, with interest of not less than 2% per year, is exhausted. The final payment will be for the balance only.

                       OPTION 3 - INCOME FOR FIXED PERIOD
                       Payments, determined from the table below, are guaranteed for the number of years chosen. The first payment will be due on the date proceeds are applied under this option.

                                           MONTHLY PAYMENTS                             MONTHLY PAYMENTS
                       NUMBER                PER $1,000 OF             NUMBER             PER $1,000 OF
                       OF YEARS                PROCEEDS               OF YEARS              PROCEEDS
                          1                     $84.08                   10                   $9.17
                          2                      42.45                   15                    6.40
                          3                      28.58                   20                    5.03
                          4                      21.64                   25                    4.21
                          5                      17.48                   30                    3.67

                        HARTFORD, CONNECTICUT 06104-2999
                           (A STOCK INSURANCE COMPANY)
                                 (THE "COMPANY")


                       INDIVIDUAL LIFE OPERATIONS ADDRESS:
                                 P.O. BOX 64582
                         ST. PAUL, MINNESOTA 55164-0582
                        TELEPHONE NUMBER: 1-800-243-5433

                   DEATH PROCEEDS PAYABLE AT DEATH OF INSURED
                            ADJUSTABLE DEATH BENEFIT
                       PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                                NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE DEATH BENEFIT OPTION AND THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT.




                                FLEXIBLE PREMIUM
                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY